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                                                                    Exhibit 10.9


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

            This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is dated as of the 26th day of March 2001, by and between WILLIS NORTH AMERICA, INC. ("Willis US") and JOSEPH J. PLUMERI ("Executive").

            WHEREAS, on October 15, 2000 (the "Commencement Date"), Willis US and Willis Group Limited (f/k/a/ Willis Group plc, "Willis UK") entered into an employment agreement in order to employ Executive as Executive Chairman of Willis US and Chairman and Chief Executive Officer of Willis UK, among other things (the "Prior Employment Agreement"); and

            WHEREAS, effective on or about the date of this Agreement, Willis Group Holdings Limited, a company established under the laws of Bermuda ("Willis Group") shall, as a result of the exchange of ordinary shares of TA I Limited, a company established under the laws of England and Wales and the former ultimate parent company of Willis UK and Willis US, for shares of common stock of Willis Group, instead become the ultimate parent company of TAI Limited, Willis US and Willis UK (the " Share Exchange"); and

            WHEREAS, in connection with the Share Exchange, Willis US, Willis UK and Willis Group desire to make certain changes to the Prior Employment Agreement including, among other things, to provide that Executive become Chairman and Chief Executive Officer of Willis Group, and that Executive shall hold a position on the board of directors of Willis Group (the "Board"); and

            WHEREAS, Executive desires to accept such changes on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. EMPLOYMENT, COMPENSATION AND BENEFITS. During the period of this Agreement, Willis US agrees to employ Executive in the capacity, to pay the remuneration, and to provide the benefits, described below.

            (a) TITLE AND DUTIES

                (i) During the Term (as defined in Section 2 herein), Executive shall be employed as Executive Chairman of Willis US and shall hold the offices of Executive Chairman and Chief Executive Officer of Willis Group and the offices of Chairman, Chief Executive Officer and Senior Managing Director of Willis UK. Executive shall also be elected to the most senior governing board and Executive Committee of Willis Group, Willis UK and Willis US. Executive shall also be appointed to such senior


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      director and executive positions, as the Board, after consultation with
      Executive, deems appropriate, of each subsidiary of Willis Group.

                (ii) Executive shall have the customary duties, responsibilities and authority of a chairman and a chief executive officer at a corporation of a similar size and status as Willis Group.

                (iii) Executive shall report directly to the Board.

                (iv) Executive's principal office shall be located at an office of Willis US in Manhattan, New York City, New York.

            (b) REMUNERATION

                (i) BASE SALARY. Beginning on the Commencement Date, Executive's base salary shall be at the rate of U.S. $1,000,000 per annum, payable in the United States in accordance with Willis U.S.'s normal payroll practices. On each anniversary of the Commencement Date, the amount of Executive's Base Salary shall be reviewed and may, at the discretion of the Board, be adjusted (but never below the then Base Salary). Any such increased amount shall constitute "Base Salary" hereunder.

                (ii) BONUS. So long as Executive remains employed hereunder, Executive shall receive an annual cash bonus (a "Guaranteed Bonus") equal to 100% of Executive's Base Salary, in respect of each fiscal year ending during the Term (the "FISCAL YEAR") (and, subject to Section 3 of this Agreement, prorated based on the period within the Term for any partial Fiscal Year ending after the Term); the amount of which shall be payable in U.S. dollars in the United States within the first quarter following the end of each such Fiscal Year. An additional annual or other bonus amount in excess of the Guaranteed Bonus shall be payable to Executive if extraordinary performance targets, established at the beginning of each Fiscal Year by the Board after consultation with the Executive, are achieved.

            (c) BENEFITS. Willis US shall provide Executive with those benefits, including medical, life insurance, disability, pension and other benefit programs, plans and practices to which similarly-situated, full-time executive employees of Willis US and its subsidiaries (commensurate with Executive's position with Willis US) are entitled (under the applicable benefit plans as in effect as of the Commencement Date or as may be amended from time to time), as set forth in the Staff Handbook (the "COMPANY PLANS"), as well as fringe benefits commensurate with the Executive's position, including, at Willis US's expense, reasonable availability of private air transportation, as determined appropriate for business travel by Executive in his reasonable, good faith discretion and, when reasonably necessary for security reasons, personal travel of Executive and his family.

            (d) TEMPORARY HOUSING. In addition to the benefits provided in
      Section 1(c), above, Willis US shall make available for use by Executive (and make payment of all rent, broker's fees, and other related expenses for an apartment in London, England, suitable to Executive's status in his role as Executive Chairman and Chief Executive


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      Officer of Willis Group, which apartment (and the expenses budgeted for decorating such apartment) have been agreed upon by the board of directors of Willis US.

            (e) OTHER EXPENSES. All expenses of Executive incurred in connection with the performance of his services hereunder or prior hereto, other than with respect to the commutation by Executive from his home in New Jersey to his office in New York City shall be payable or reimbursed by Willis US, including but not limited to those fringe benefits set forth in(c) above and (d) and, to the extent, if any, such benefits would be taxable to Executive, shall be grossed up by Willis US such that Executive has no after-tax cost for such expenses or additional gross-up amount.

            (f) INDEMNIFICATION. Willis US and Willis Group shall provide Executive with Directors and Officers and Errors and Omissions insurance in amounts reasonably acceptable to Executive. Willis US agrees, and shall cause Wills Group to agree to indemnify and defend Executive to the fullest extent permitted by applicable law, Willis US's and/or Willis Group's Articles of Incorporation and bylaws (or the applicable equivalent governing documents) with respect to any and all claims which arise from or relate to Executive's duties as an officer, member of the Board (and any other board of directors of Willis UK, Willis US or any of their affiliates), employee of Willis US, and duties performed in connection with the offices of Wills UK and Willis Group held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity with any other entity for which Executive is performing services at Willis US's or Willis Group's request, whether performed heretofore or hereafter.

            (g) EQUITY PARTICIPATION. Prior to or simultaneously with the commencement of the Term, Executive invested US$5,000,000 in non-voting ordinary shares of TA I Limited (which shares shall be exchanged for shares of common stock of Willis Group (such shares, the "Shares"), at a per share purchase price equal to(pound)2.00 (the "Initial Price Per Share"). For each Share that Executive purchased, Executive was granted an option to purchase three (3) Shares, at a per share exercise price equal to the Initial Price Per Share, which option shall become vested in equal annual installments (20% per year) on each of the first five anniversaries of the date of grant, or (x) earlier in full upon a Change in Control (as defined in the Share Option Agreement) and (y) for an additional year in the case of a termination of employment (A) due to Executive's death or Disability (as hereinafter defined) at any time after the third anniversary of the Commencement Date and (B) by Willis US other than for Cause or by Executive for Good Reason (as such terms are hereinafter defined) after the five-hundred forty-seventh (547th) day of the Term. The foregoing equity arrangements, to the extent not inconsistent herewith, shall be governed by the terms and conditions, generally as set forth on Exhibit A, and specifically of certain documents, including a Management Shareholder and Subscription Agreement by and among TA I Limited, Mourant & Co. Trustees Limited and various management and employee subscribers, as amended or superceded to give effect to the Share Exchange, (the "Subscription Agreement"), the 1998 Share Purchase and Option Plan for Key Executives of TA I Limited (as amended or superceded to give effect to the Share Exchange), the Share Option Agreement, the Sale Participation Agreement, and the Registration Rights Agreement. Executive entered into a Subscription Agreement, a


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      Share Option Agreement, and a Sale Participation Agreement, substantially in the forms attached hereto.

            (h) Executive shall be entitled to vacation time and holidays as are provided in general to executive employees of Willis US but shall, in any event, be entitled to no less than four (4) weeks of vacation per year. Any unused days accrued in a particular year may not be carried over to a subsequent year.

            (i) Willis US and Executive shall cooperate to take all actions necessary to promptly obtain all necessary immigration or similar approvals required by applicable law for Executive to perform his duties hereunder.

      2. TERM AND TERMINATION.

            (a) TERM. This Agreement shall become effective as of the Commencement Date. Unless terminated earlier pursuant to Section 2(b), below, Executive's employment hereunder shall remain in effect until the day after the fifth anniversary of the Commencement Date. For purposes of this Agreement, the five-year employment term (which begins on the Commencement Date) shall be deemed to be the "Term".

            (b) TERMINATION. The Term shall terminate on the earlier to occur of
      (i) the expiration of the Term and (ii) the date upon which Executive's employment is terminated, either by Willis US or Executive. Subject to the conditions of Section 3(d)(i) and (ii), either party may terminate the Term and Executive's employment at any time by providing 90 days' prior written notice to the other party of the termination of Executive's employment.

      3. EFFECT OF CERTAIN TERMINATIONS.

            (a) TERMINATION WITHOUT CAUSE BY WILLIS US OR RESIGNATION WITH GOOD REASON BY EXECUTIVE. In the event that Willis US terminates Executive without Cause or the Executive terminates his employment for Good Reason: (i) at any time during the first five hundred forty-seven
      (547) days of the Term, (the "Initial Period"), Willis US shall, within thirty (30) days after such termination, pay Executive an amount equal to the sum of (x) his Base Salary and Guaranteed Bonus and (y) his Accrued Amounts, in addition to providing Executive with his Accrued Rights, and (ii) at any time after the Initial Period but prior to the end of the Term, Willis US shall, within thirty (30) days after such termination, pay Executive an amount equal to the sum of (x) the lesser of (A) the product of two times his Base Salary and Guaranteed Bonus and (B) the remainder of his Base Salary and Guaranteed Bonus due and payable through the end of the Term and (y) his Accrued Amounts, in addition to providing Executive with his Accrued Rights; PROVIDED, HOWEVER, in the event that after the occurrence of a Change in Control (or prior thereto at the direction of an anticipated successor, or otherwise in connection therewith) Executive's employment is terminated for any reason by Willis US (or its successor) or by Executive, Willis US (or its successor) shall be required to pay Executive, within thirty
      (30) days thereafter, an amount equal to the sum of (x) the product of three times

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      the sum of his Base Salary and Guaranteed Bonus, and (y) his Accrued
      Amounts, in addition to providing Executive with his Accrued Rights.

            (b) OTHER TERMINATIONS. In the case of any other termination not covered by Section 3(a) alone, Executive shall only be entitled to his Accrued Amounts and Accrued Rights.

            (c) NO MITIGATION; NO OFFSET. The amounts due under Section 3(a) shall be paid without any obligation of mitigation or offset for future earnings or other amounts, and shall be paid without setoff, counterclaims or defense; PROVIDED, HOWEVER, that such amounts shall be offset by any amounts payable to Executive pursuant to other severance plans of Willis US.

            (d) DEFINITIONS. For purposes of this Agreement, the capitalized terms used above shall have the following meanings:

                (i) "CAUSE" shall mean (A) Executive's conviction of, or pleading nolo contendere to, a felony or misdemeanor involving sexual misconduct (other than a traffic infraction not involving actual imprisonment), (B) Executive's willful and continuous misconduct with regard to his material duties and responsibilities which causes demonstrable harm of a material nature (C) Executive's serious or persistent breach of Executive's material obligations under this Agreement (including any repeated failure to abide by the legal, written directives presented to him by the Board, which directives are not in violation of Section 1(a)(ii) hereof) or (D) gross negligence (other then as a result of physical or mental impairment) with regard to his duties; PROVIDED, that, in the case of (B), (C) and (D), above, such misconduct, breach or negligence was not resolved or cured within fifteen (15) days following Willis US's written notice to Executive of Willis US's intention to terminate Executive's employment for Cause as a result of such circumstances, which notice (pursuant to Section 2(b)) describes such circumstances with sufficient particularity to give Executive a reasonable opportunity to resolve or cure any such misconduct, breach or negligence. For purposes of this definition, an act (or omission) shall not be deemed "willful", if, in the good faith belief of Executive, such act (or omission) was in the best interests of Willis US (or any of its subsidiaries), and such belief was reasonable.

                (ii) "GOOD REASON" shall mean Executive terminates his employment as a result of (A) any diminution by Willis US or Willis Group of his titles, positions or status, (B) any material diminution of his duties, responsibilities or authority, or the assignment to him of any duties materially inconsistent with his positions, (C) any relocation of his principal office from New York, New York, (D) any material breach of this Agreement by Willis US, (E) a Change in Control or (F) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Executive or recommendations made by Executive to the Board, such that the Board materially interferes with Executive's ability to effectively function as the Executive Chairman and Chief Executive Officer, or the Board otherwise takes actions that constructively represent a lack of confidence in Executive's ability to perform his duties and responsibilities; PROVIDED, that in all cases (other than (E) above), such action or breach is not resolved or cured within fifteen (15) days following


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      Executive's written notice(pursuant to Section 2(b)) to Willis US of the event that he asserts is the basis for Good Reason, and which event or behavior Willis US does not resolve or cure during such 15-day period.

                (iii) "ACCRUED AMOUNTS" shall mean all accrued but unpaid Base Salary and vacation pay, any bonus due for any completed fiscal year and a pro rata Guaranteed Bonus for the Fiscal Year in which the termination occurs; PROVIDED, HOWEVER, that upon a termination of Executive's employment for Cause or by Executive without Good Reason (other than as a result of death or Disability (as hereinafter defined) prior to the end of the Term, "Accrued Amounts" shall not include the prorated Guaranteed Bonus for the Fiscal Year in which the termination occurs.

                (iv) "ACCRUED RIGHTS" shall mean any amounts or benefits due to Executive under any benefit or equity plan or program (other than a severance plan), and Executive's rights under Sections 1(e), 1(f), 4 and 7 hereof.

            (e) DISABILITY TERMINATION. Willis US may terminate Executive's employment as a result of a "Disability" if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360-day period). Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days written notice to Executive, provided that such termination shall not be effective if Executive returns to full time performance of his material duties within such thirty (30) day period and continues in such full time capacity (which full time status shall be deemed to continue even in the event that vacation or intermittent and de minimis sick leave is taken) for six (6) consecutive months thereafter. For the avoidance of doubt, in the event that Executive does return to full time performance but does not continue in such full time capacity for six (6)) consecutive months thereafter, the termination shall be deemed effective on thirty (30) days written notice following the most recent date that Executive fails to continue in such full time capacity.

      4. EXCISE TAX.

            (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Willis US, any of its affiliates, one or more trusts established by Willis US for the benefit of its employees, or any other person or entity, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") by reason of being "contingent on a change in ownership or control" of Willis US, within Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "EXCISE TAX"), then Executive shall be entitled


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      to receive an additional payment or payments (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 4(a) hereof, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Willis US, and reasonably satisfactory to Executive (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to Willis US and Executive within fifteen (15) business days of Termination Date, or such earlier time as is requested by Willis US; PROVIDED that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by Willis US. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by Willis US to Executive (or to the appropriate taxing authority on Executive's behalf) when due immediately prior to the date Executive is required to make payment of any Excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing, with an opinion that Executive has substantial authority not to report any Excise Tax on his/her federal state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon Willis US and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; PROVIDED, HOWEVER, that no such determination shall eliminate or reduce Willis US's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("UNDERPAYMENT"). In the event that Willis US exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify Willis US and Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to Executive) shall be promptly paid by Willis US to or for the benefit of Executive within five (5) business days after receipt of such determination and calculations.


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            (c) Executive shall notify Willis US in writing of any claim by the
      Internal Revenue Service that, if successful, would require the payment by Willis US of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Willis US of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Willis US (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Willis US notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give Willis US any information which is in Executive's possession reasonably requested by Willis US relating to such claim, (ii) take such action in connection with contesting such claim as Willis US shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Willis US, (iii) cooperate with Willis US in good faith in order to effectively contest such claim, and (iv) permit Willis US to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that Willis US shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), Willis US shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Willis US shall determine; PROVIDED, FURTHER, that if Willis US directs Executive to pay such claim and sue for a refund, Willis US shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including the applicable Gross-Up Payment); PROVIDED, FURTHER, that if Executive is required to extend the statute of limitations to enable Willis US to contest such claim, Executive may limit this extension solely to such contested amount. Willis US's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount paid or advanced by Willis US pursuant to this Section 4, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to Willis US's complying with the requirements of Section 4(c)) promptly pay to Willis US the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Willis US pursuant


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      to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Willis US does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

      5. OWNERSHIP OF BUSINESS. All business activity participated in by Executive as an employee of Willis US, and Executive's execution of his duties and responsibilities to Willis Group, Willis US and their related entities as set forth in Section 1(a), above (the "BUSINESS ACTIVITY") shall be conducted solely on behalf of Willis Group, Willis US and their related entities. Executive shall have no right to share in any commission or fee resulting from such Business Activity, other than the compensation referred to in Section 1(b), above, and any monies due to Willis Group, Willis US or their related entities as a result of Business Activity which may be collected by Executive on behalf of Willis Group, Willis US or their related entities shall be promptly paid over to Willis Group, Willis US or their related entities.

      6. CONFIDENTIAL INFORMATION; NONCOMPETITION AND NONSOLICITATION. In consideration of Willis US entering into this Agreement with Executive, Executive hereby agrees effective as of the Effective Date that, without Willis US's prior written consent, Executive shall not:

            (a) While employed and at any time thereafter, directly or indirectly, disclose any Confidential Information (as defined below) pertaining to the business of any member of the Restricted Group (as defined below), except when required by law; or

            (b) At any time during Executive's employment with Willis US and thereafter during the Noncompete Period, directly or indirectly (i) be engaged in or have financial interest (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company or through a mutual fund, private equity fund or other pooled account in which Executive has no discretion as to investment decisions) in any business in Competition (as defined below) with the Restricted Group (as defined below), (ii) solicit, accept or perform, other than on the Restricted Group's behalf, (x) insurance or fidelity or surety bond brokerage, or agency, business, (y) risk management, claims administration, self-insurance, or related consulting or (z) any other material types of business performed by the Restricted Group for any client with whom Executive has had business dealings, or any prospective client from whom Executive has materially participated in soliciting business, in either case on behalf of the Restricted Group within the last twelve (12) months of Executive's employment with Willis US or (iii) other than in performing his duties for Willis US, solicit any person who is or has been employed by any member of the Restricted Group at any time during the 6 months prior to the date of such solicitation to Compete with any member of the Restricted Group, PROVIDED that the foregoing shall not prevent Executive from serving as a reference for any given individual employee.


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            (c) As used in this Agreement, the term "CONFIDENTIAL INFORMATION"
      means all non-public information (where such information is not otherwise public as a result of Executive's breach of this Section 6) concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of Willis Group, Willis UK, Willis US or any of their subsidiaries (the "RESTRICTED GROUP") as in existence during Executive's employment with, or performance of any consulting services for, Willis US (and/or any other member of the Restricted Group) and as of the date of any termination of such employment or such performance of services. As used in this Agreement, a business shall be in "COMPETITION" if, at the time of Executive joining such business, it is principally engaged in (i) the insurance or surety or fidelity bond brokerage, or agency, business, (ii) risk management, claims administration, self-insurance, or risk management consulting, (iii) other material business performed by any member of the Restricted Group at the time of Executive's termination of Employment or (iv) if it is a business in which any member of the Restricted Group has taken material steps toward engaging. The Executive shall not be in competition if he is involved in a portion of a business of a competitor that is itself not in Competition. Finally the "NONCOMPETE PERIOD" shall mean (i) upon a termination of employment at any time during the Initial Period, twelve
      (12) months; (ii) upon a termination of employment on or after the end of the Initial Period but prior to the end of the Term, the lesser of (x) twenty-four (24) months and (y) the remainder of the Term; PROVIDED, HOWEVER, that in no event shall the Noncompete Period be less than twelve
      (12) months.

      7. MISCELLANEOUS

            (a) INTEGRATED AGREEMENT. Except as otherwise provided in this
      Section 6, this document, together with the letter agreement dated as of March 26, 2001, executed simultaneously herewith, embodies the complete understanding and agreement of the parties hereto relating to Executive's employment; PROVIDED, HOWEVER, that this Agreement shall be in addition to and not in lieu of the agreements relating to Executive's subscription to, purchase of, and option to purchase, Shares, as referenced in Section 1(g), above. This Agreement may not be amended or terminated orally, but only by a writing executed by both parties hereto.

            (b) SEVERABILITY. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable by any judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the full extent permitted by law and equity.

            (c) NOTICES. Any notices given pursuant to this Agreement shall be sent by certified mail or a nationally recognized courier service, with proof of delivery, to the addresses set forth below (or, in the event of an address change by either party, to the then-current address of the party, as specified in any written change-of-address notice properly furnished under this Section 7(c)).

      If to Willis US:

      Willis North America, Inc.
      26 Century Boulevard
      Nashville, Tennessee 37214
      Attention:  Mary Caiazzo, Esq.

      If to Willis Group:

      Willis Group Holdings Limited
      c/o Willis Group Limited
      Ten Trinity Square
      London England EC3P 3AX
      Attention:  Corporate Secretary

      With a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Attention:  Alvin Brown, Esq.

      If to Executive:

      Mr. Joseph Plumeri

      To the most recent address set forth in the personnel records of Willis US

      With a copy to:

      Proskauer Rose LLP
      1585 Broadway
      New York, New York 10036
      Attention:  Michael S. Sirkin, Esq.

            (d) GOVERNING LAW; REMEDIES. The substantive laws of New York shall govern this Agreement, without giving effect to its conflicts of law principles. Any disputes or issues arising out of or relating to any equity in Willis Group that Executive has received or may become entitled to receive shall also be governed by the laws of the State of New York or, with respect to any stock options granted on Shares, (except to the extent it involves interpretation under the Employment Agreement), the laws of Bermuda, without regard to conflicts of law principles in any event. Executive acknowledges that there is no adequate remedy at law for any breach of the provisions of Section 6 of this Agreement and that, in addition to any other remedies to which it may otherwise be entitled as a matter of law, Willis US shall be entitled to injunctive relief in the event of any such breach.

            (e) WAIVER. The waiver by any party of any breach of this Agreement shall not operate or be construed as a waiver of that party's rights upon any subsequent or different breach.

            (f) SUCCESSORS AND ASSIGNS; THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Executive and the successors and permitted assigns of Willis US. Any amounts due Executive as of his death shall be paid to his designated beneficiary, or if none, his estate. Willis Group's direct and indirect subsidiaries are intended third-party beneficiaries of all promises and covenants made by Executive herein in favor of Willis US in Section 6 hereof. As such, insofar as they are affected by any breach, of this Agreement by Executive, Willis Group's direct and indirect subsidiaries may enforce Executive's covenants and promises herein to the same extent that Willis US has a right to do. Willis US may not assign this Agreement or its rights hereunder except as part of a sale of, and to the acquirer of, all or substantially all of the securities and/or assets of Willis US and then only if the assignee and the ultimate parent entity of the assignee (if applicable) promptly deliver to Executive a written assumption of the obligations hereunder in a form reasonably acceptable to Executive (or, to the extent otherwise required to bind an entity other than an entity incorporated under the laws of the United States, the equivalent documentation therefor).

            (g) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (h) LEGAL FEES. Willis US shall promptly pay Executive's reasonable legal and financial advisory fees incurred in connection with entering into this Agreement and shall, to the extent such amounts would be taxable to Executive, fully gross up such payments so that Executive shall have no net after-tax cost in respect of such payments.

            (i) ARBITRATION. Any dispute hereunder or with regard to any document or agreement referred to herein, other than injunctive relief under Section 7(d) hereof, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, Willis US shall pay Executive's legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of Executive to repay such amounts if an arbitrator finds Executive's positions in such arbitration or dispute to have been frivolous or made in bad faith.

            (j) JURISDICTION. Willis US and Wills Group each hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agrees that service upon it shall be sufficient if made by registered mail.

            IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

EMPLOYER:

WILLIS NORTH AMERICA, INC.

By: __________________________
Name: ________________________
Title: _______________________


AND, signed as a Deed and delivered    )  _____________________________
By WILLIS GROUP HOLDINGS               )  Director
LIMITED for the limited purpose of     )
Sections 1(f), 7(i) and 7(j).          )  _____________________________
                                          Director/Secretary
EXECUTIVE:

__________________________
Joseph J. Plumeri